Exhibit 99.1

FOR IMMEDIATE RELEASE

William Lyon Homes Announces Pricing of Tack-On Offering of 7.00% Senior Notes due 2022

Offering priced at 102% to yield 6.412%

NEWPORT BEACH, Calif. — September 10, 2015 — William Lyon Homes (NYSE: WLH) (the “Company”) announced today that it has priced a private offering of $50 million in aggregate principal amount of 7.00% senior notes due 2022 through its wholly owned subsidiary, William Lyon Homes, Inc., in a tack-on offering. The additional notes will be issued at an offering price of 102% of their face amount (plus accrued interest from August 15, 2015), which is a yield of 6.412% to the first par redemption date. The Company expects to close the offering on September 15, 2015, subject to the satisfaction of customary closing conditions.

The Company intends to use the proceeds from this offering to pay down a portion of the outstanding borrowings under its revolving credit facility.

The notes are being offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and outside the United States in compliance with Regulation S under the Securities Act. The notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This press release is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or any jurisdiction.

Forward-Looking Statements

Statements contained in this release that state the Company’s or management’s intentions, expectations or predictions of the future are forward-looking statements. Specifically, the Company cannot assure you that the proposed transaction described above will be consummated on the terms currently contemplated, if at all. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. Additional information concerning factors that could cause actual results to differ materially is contained from time to time in the Company’s filings with the Securities Exchange Commission, including, but not limited to, the Company’s annual report on Form 10-K for the year ended December 31, 2014, and its quarterly reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015. The Company disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.

About William Lyon Homes

William Lyon Homes is one of the largest Western U.S. regional homebuilders. Headquartered in Newport Beach, California, the Company is primarily engaged in the design, construction, marketing and sale of single-family detached and attached homes in California, Arizona, Nevada, Colorado, Washington and Oregon. Its core markets include Orange County, Los Angeles, San Diego, the San Francisco Bay Area, Phoenix, Las Vegas, Denver, Seattle and Portland. The Company has a distinguished legacy of more than 59 years of homebuilding operations, over which time it has sold in excess of 94,000 homes. The Company markets and sells its homes under the William Lyon Homes brand in all of its markets except for Colorado, where the Company operates under the Village Homes brand, and Washington and Oregon, where the Company operates under the Polygon Northwest brand.

Contacts:

Financial Profiles, Inc.

Larry Clark, (310) 622-8223

WLH@finprofiles.com